Exhibit 10.5

November 27, 2002

Mr. Richard Harris

295 S. Main Street

Andover, Massachusetts 01810

Dear Richard:

This will confirm our understanding with respect to your taking the position of Chief Information Officer of the Search and Selection Operations (the “Specified Operations”) of TMP Worldwide Inc. (“TMP”) in accordance with the terms of this agreement. You and the Company hereby agree as follows:

1. The Company agrees to employ you and you agree to be employed by the Company as Chief Information Officer of the Specified Operations, with such duties and responsibilities with respect to the Company and its affiliates as the Company’s Chief Executive Officer of the Specified Operations (“CEO”) or such other person from time to time designated by the CEO to deal with matters related to this agreement (the “Designee”) shall reasonably direct. You agree to devote your best efforts, energies, abilities and full business time, skill and attention to your duties. You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and to adhere to any and all of the employment policies of the Company. Your role in this position will commence on December 1, 2002.

2. The term of this agreement is for a period of 3 years, provided, however, that this agreement and your employment with the Company is subject to earlier termination at any time as provided in Section 4 below.

3. In consideration for your services and other agreements hereunder, during your employment the Company shall (a) pay you a base salary of $250,000 per year (prorated for periods of less than a full year) in regular installments in accordance with the Company’s payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, if any, and 401(k) plan, life insurance and other benefit plan eligibility, if any, comparable to that regularly provided to other senior management in accordance with the Company’s policies, (c) provide you with 4 weeks vacation per year in accordance with the Company’s policies (prorated for periods of less than a full year), (d) pay you a one time signing bonus in the aggregate amount of $50,000 within 30 days after your first day of employment hereunder, and (e) provide you with reimbursement of all reasonable moving and relocation expenses incurred in connection with your relocation from the United Kingdom to Massachusetts. On each annual anniversary of your start date, the base salary hereunder shall be increased by a percentage which is equal to the

Mr. Richard Harris

November 27, 2002

sum of (x) 2% and (y) the percentage increase, if any, in the “Consumer Price Index—All Urban Consumers—U.S. City Average—All Items—Index Base Period 1982- 84 = 100” published by the United States Department of Labor’s Bureau of Labor Statistics between (i) the then most recently ended 12-month period as of such anniversary date and (ii) the 12-month period ending on the date which is one year prior to such anniversary date.

4. You may terminate this agreement at any time upon 60 days’ prior written notice. The Company may terminate this agreement at any time upon written notice. This agreement shall also terminate automatically in the event you should die or, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetency your obligations hereunder for a period of 120 days in any 365 day period. It is understood and agreed that in the event that this agreement (1) is terminated by the Company in accordance with the second sentence of this Section 4 other than for Cause (as defined below) or (2) is terminated by you voluntarily within the 90 day period following December 31, 2003 only in the event TMP has not by the date of such termination consummated a Disposition (defined below) of the bulk of its Selection operations, then subject to (i) your execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to receive as severance your then applicable base salary hereunder for a period of twenty-four months, payable in regular installments in accordance with the Company’s applicable payroll practice for salaried employees. Except as expressly provided in the preceding sentence, in the event of the termination of this agreement or your employment for any reason, the Company shall have no further obligations to you hereunder or with respect to your employment from the effective date of termination. “Cause” shall mean the occurrence of any one or more of the following events: (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the CEO or the Designee that remains unremedied for a period of twenty (20) days after the CEO or the Designee has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of or contractual obligation to the Company that remains unremedied for a period of twenty (20) days after the CEO or the Designee has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty or (c) fraud. For purposes of clarity, it is expressly understood and agreed that any and all changes in the identity of the employer from TMP to one or more of its subsidiaries, successors-in-interest or assignees as described in Section 6 shall not be deemed a termination of employment by the Company hereunder. You acknowledge that the Company may deduct from amounts payable to you under this agreement any tax withholdings and payments, if any, required by law to be so deducted.

5. You acknowledge that you have not relied on any representation not set forth in this agreement. You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder. You acknowledge that the effectiveness of this Agreement is expressly conditioned on your prompt execution and delivery of the

Mr. Richard Harris

November 27, 2002

Confidentiality/Non-Solicitation Agreement and Mutual Agreement to Arbitrate Claims in the forms provided by TMP.

6. As you are aware, TMP is contemplating a disposition of one or more of its Search and/or Selection operations through a spin-off or similar transaction (“Disposition”). It is expressly understood and agreed that the rights and obligations of TMP hereunder may be assigned and delegated by TMP from time to time to one or more of its subsidiaries or to successors-in-interest to or assignees of the bulk of its Selection operations, whether any such successor-in-interest or assignee arises as a consequence of a spin-off or other transaction or series of transactions. From and after the date, if any, that a successor-in-interest or assignee of the bulk of TMP’s Selection division is not a subsidiary of TMP, the term “Company” shall mean and be a reference to such successor-in-interest or assignee and TMP shall have no further liabilities for Company obligations hereunder; prior thereto, the term “Company” shall mean and be a reference to TMP. Nothing herein shall be deemed to require TMP to consummate or endeavor to consummate a Disposition of its Selection division through a spin-off or otherwise.

7. All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of the CEO at the address set forth on the first page of this agreement (in case of notices to TMP, with a copy to Myron Olesnyckyj, TMP Worldwide Inc., 622 Third Avenue, 39th Floor, New York, NY 10017) and in the case of notices to you to your office or residence address, or such other addresses as the recipient party has specified by prior written notice to the sending party. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

8. You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company. All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time.

9. This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements relating thereto, as well as any previous arrangements relating to employment between you and any of the Company’s affiliates, including but not limited to any consulting arrangement, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the Commonwealth of Massachusetts (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated, extended or waived orally.

Mr. Richard Harris

November 27, 2002

Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

Very truly yours,

TMP WORLDWIDE INC.

By:	/s/

Name:
Title:

Accepted and agreed:

/s/ Richard Harris
Richard Harris

4